                                                                   EXHIBIT 10.68

                              EMPLOYMENT AGREEMENT
                              --------------------


     This Employment Agreement ("Agreement") is made as of November 1, 1995 by and between United Stationers Supply Co., an Illinois corporation (the "Company") and Otis H. Halleen ("Halleen").

     In consideration of the mutual promises and agreements contained in this Agreement, the Company hereby employs Halleen, and Halleen accepts employment with the Company on the terms and conditions contained in this Agreement.

     1. Term of Employment. The term of employment shall commence as of the d ate of this Agreement and shall continue until October 30, 1996, and thereafter shall be extended automatically for additional one-year periods unless written notice is given by either party to the other at least 60 days prior to the end of such term, or any extension thereof.

     2. Position and Duties. During the term of employment, Halleen shall serve as General Counsel of the Company, and, in accordance with the authority and direction of the board of directors of the Company (the "Board") shall render such professional, administrative and other services to the Company as may be required of such position or as the Board may from time to time direct. Halleen shall be available at all reasonable times for consultation with the Board on matters relating to the Company's, or its affiliates' business.

     Halleen shall devote his best efforts and his full and exclusive business time and attention (except for reasonable periods of vacation, illness or other incapacity) to the business and affairs of the Company and its affiliates.

     3. Compensation. During the term of employment, Halleen shall be compensated as follows:

          3.1. Base Salary. Halleen shall receive a base salary of no less than $160,000.00 per year, payable in accordance with the Company's normal payment schedule for management employees. The base salary shall be reviewed by the Board annually and may, in the Board's sole discretion, be increased when deemed appropriate.

          3.2. Bonus. Halleen shall be eligible to participate in any bonus plans approved by the Board and made generally available to senior management employees of the Company, and shall be entitled to such bonus amounts as shall be determined in accordance with such plans.

          3.3. Benefits. Halleen shall be included, to the extent eligible, in all plans, programs and policies providing general benefits for the Company's employees or its senior management employees (as approved by the Board and in effect from time to time). The benefit plans, programs and policies presently in effect are listed on Exhibit A attached to this Agreement. This paragraph shall not be construed to require the Company to establish or maintain any policy, plan or program.

     4.  Confidential Information.

     4.1. Halleen acknowledges the Company's exclusive ownership of all information useful in the Company's business (including its dealings with suppliers, customers and other third parties, whether or not a true "trade secret"), which at the time or times concerned is not generally known to persons engaged in businesses similar to those conducted by the Company, and which has been or is from time to time disclosed to, discovered by, or otherwise known by Halleen as a consequence of his employment by the Company (including information conceived, discovered or developed by Halleen during his employment with the Company) (collectively, "Confidential Information"). Confidential Information includes, but is not limited to the following especially sensitive types of information:

          (i) The identity, purchase and payment patterns of, and special relations with, the Company's customers;

          (ii) The identity, net prices and credit terms of, and special relations with, the Company's suppliers;

          (iii)  The Company's inventory selection and management techniques;

          (iv)   The Company's product development and marketing plans; and

          (v) The Company's finances, except to the extent publicly disclosed.

     4.2. The term "Proprietary Materials" shall mean all business records, documents, drawings, writings, software, programs and other tangible things which were or are created or received by or for the Company in furtherance of its business, including, by or but not limited to, those which contain Confidential Information. For example, Proprietary Materials include, but are not limited to, the following especially sensitive types of materials: applications software, the data bases of Confidential Information maintained in connection with such software, and printouts generated from such data bases; market studies and strategic plans; customer, supplier and employee lists; contracts and correspondence with customers and suppliers; documents evidencing transactions with customers and supplier; sales calls reports, appointment books, calendars, expense statements and the like, reflecting conversations with any company, customer or supplier; architectural plans; and purchasing, sales and policy manuals. Proprietary Materials also include, but are not limited to, any such things which are created by Halleen or with Halleen's assistance and all notes, memoranda and the like prepared using the Proprietary Materials and/or Confidential Information.

     4.3. While some of the information contained in Proprietary Materials may have been known to Halleen prior to employment with the Company, or may now or in the future be in the public domain, Halleen acknowledges that the compilation of that information contained in the

Proprietary Materials has or will cost the Company a great effort and expense, and affords persons to whom Proprietary Materials are disclosed, including Halleen, a competitive advantage over persons who do not know the information or have the compilation of the Proprietary Materials. Halleen further acknowledges that Confidential Information and Proprietary Materials include commercially valuable trade secrets and automatically become the Company's exclusive property when they are conceived, created or received. Halleen shall report to the Company fully and promptly, orally (or, at the Company's request, in writing) all discoveries, inventions and improvements, whether or not patentable, and all other ideas, developments, processes, techniques, designs and other information which may be of benefit to the Company, which Halleen conceives, makes or develops during his employment (whether or not during working hours or with use or assistance of Company facilities, materials or personnel, and which either
(i) relate to or arise out of any part of the Company's business in which Halleen participates, or (ii) incorporate or make use of Confidential Information or Proprietary Materials) (all items referred to in this Section 4.3 being sometimes collectively referred to herein as the "Intellectual Property"). All Intellectual property shall be deemed Confidential Information of the Company, and any writing or other tangible things describing, referring to, or containing Intellectual Property shall be deemed the Company's Proprietary Materials. At the request of the Company, during or after the term of employment, Halleen (or after Halleen's death, Halleen's personal representative) shall, at the expense of the Company, make, execute and deliver all papers, assignments, conveyances, installments or other documents, and perform or cause to be performed such other lawful acts, and give such testimony, as the Company deems necessary or desirable to protect the Company's ownership rights and Intellectual Property.

     4.4. Confidentiality Duties. Halleen shall, except as may be required by law, during the term of employment, and thereafter for the longest time permitted by applicable law:

          4.4.1. Comply with all of the Company's instructions (whether oral or written) for preserving the confidentiality of Confidential Information and Proprietary Materials.

          4.4.2. Use Confidential Information and Proprietary Materials only at places designated by the Company, in furtherance of the Company's business, and pursuant to the Company's directions.

          4.4.3. Exercise appropriate care to advise other employees of the Company (and, as appropriate, subcontractors) of the sensitive nature of Confidential Information and Proprietary materials prior to their disclosure, and to disclose the same only on a need-to-know basis.

          4.4.4. Not copy all or any part of Proprietary Materials, except as the Company directs.

          4.4.5. Not sell, give, loan or otherwise transfer any copy of all or any part of Proprietary Materials to any person who is not an employee of the Company, except as the Company directs.

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

          4.4.6. Not publish, lecture on or otherwise disclose to any person who is not an employee of the Company, except as the Company directs, all or any part of Confidential Information or Proprietary Materials.

          4.4.7. Not use all or any part of any Confidential Information or Proprietary Materials for the benefit of any third party without the Company's written consent.

     Upon the termination of Halleen's employment for whatever reason, Halleen (or in the event of death, Halleen's personal representative) shall promptly surrender to the Company the original and all copies of Proprietary Materials (including all notes, memoranda and the like concerning or derived therefrom), whether prepared by Halleen or others, which are then in Halleen's possession or control. Records of payments made by the Company to or for the benefit of Halleen, Halleen's copy of this Agreement and other such things, lawfully possessed by Halleen which relate solely to taxes payable by Halleen, employee benefits due to Halleen or the terms of Halleen's employment with the Company, shall not be deemed Proprietary Materials for purposes of this Section 4.

     5.  Non-competition.

     5.1. During Halleen's employment, and during the two year period following his employment), Halleen shall not, in any way, directly or indirectly, manage, operate, control (or participate in any of the foregoing), accept employment or a consulting position with or otherwise advise or assist or be connected with or directly or indirectly own or have any other interest in or right with respect to (other than through ownership of not more than 1% of the outstanding shares of a corporation's stock which is listed on a national securities exchange) any enterprise (other than for the Company or for the benefit of the Company) which is a wholesaler of office products having annual sales in excess of $1,000,000.

     5.2. Notwithstanding Section 5.1., following the term of employment, Halleen may be engaged in the business of selling office products at retail and Halleen may be engaged by any company whose principal business is the manufacture of office products.

     5.3. Halleen recognizes that the foregoing limitations are reasonable and properly required for the adequate protection of the business of the Company.
If any such limitations are deemed to be unreasonable by a court having jurisdiction of the matter and parties, Halleen hereby agrees and submits to the reduction of any such limitations to such territory or time as to such court shall appear reasonable.

     5.4. If Halleen shall be in violation of any of the foregoing restrictive covenants and if the Company seeks relief from such breach in any court or other tribunal, such covenants shall be extended for a period of time equal to the pendency of such proceedings, including all appeals.

     5.5. Halleen agrees that the remedy at law for any breach of the provisions of Section 4 or this Section 5 shall be inadequate and that the Company shall be entitled to injunctive relief in addition to any other remedies it may have.

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     6.  Termination and Severance.

     6.1. Resignation. If Halleen resigns, or if Halleen gives notice to the Company of non-extension of the term of employment pursuant to Paragraph 1, he shall be entitled to receive only the unpaid portion of his base salary and accrued vacation attributable to and including the date of resignation, and reimbursement for reasonable reimbursable expenses incurred on behalf of the Company prior to the date of termination.

     6.2. By Halleen For Good Reason. Halleen may elect to terminate his employment by written notice to the Company within 60 days after the occurrence of any of the following events without Halleen's consent, any of which shall be deemed "Good Reason":

          (a)  the reduction of Halleen's base salary;

          (b) the exclusion of Halleen from, or diminution in Halleen's participation in, any pension, bonus, management incentive, profit sharing and other similar incentive, compensation or deferred compensation plans made available to employees of the Company or to officers or management personnel of the Company at the level of vice president or lower, other than exclusions, changes or diminutions applicable to all employees or such management personnel or officers; or

          (c) any diminution in expense reimbursement benefits enjoyed by Halleen, except pursuant to a general change in the Company's reimbursement policies; or

          (d) any material reduction in Halleen's title or duties which has the effect of materially reducing Halleen's status within the Company; provided, however, that any change in the office or officer to whom Halleen reports, or in Halleen's duties or title which does not diminish Halleen's status within the Company, shall not be deemed "Good Reason"; or

          (e) any relocation of the Company's headquarters outside of the Chicago metropolitan area; or

          (f) the breach by the Company of any of its covenants or obligations under this Agreement.

     If the employment is terminated by Halleen for Good Reason, Halleen shall be entitled to receive:

          6.2.1. the unpaid portion of his base salary for the remainder of his term of employment, payable on the Company's regular pay schedule; and

          6.2.2. reimbursement for reasonable reimbursable expenses incurred on behalf of the Company prior to the termination; and

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

          6.2.3. a severance amount equal to his base salary, plus his bonuses earned from the Company for the calendar year preceding the year in which notice is given by Halleen to the Company, payable in equal installments on the Company's regular pay schedule, commencing within 30 days after receipt by the Company of written notice from Halleen and continuing for 12 months.

     6.3. By Expiration of the Term of Employment. If the term of employment expires and notice has been given by the Company that the term will not be extended or further extended pursuant to Paragraph 1 of this Agreement, Halleen shall be entitled to receive:

          6.3.1. Accrued vacation pay and reimbursement for reasonable reimbursable expenses incurred on behalf of the Company prior to the expiration of the Term of Employment; and

          6.3.2. A severance amount equal to his base salary plus his bonuses earned for the calendar year preceding the date of expiration, payable in equal installments on the Company's regular pay schedule commencing within 30 days and continuing for 12 months.

     6.4. By Company For Cause. The Company may terminate the employment at any time for Cause (as hereinafter defined). If Halleen is terminated by the Company for Cause, Halleen shall be entitled to receive only the unpaid portion of his base salary and accrued vacation attributable to all periods prior to and including the date of his termination, and reimbursement for reasonable reimbursable expenses incurred on behalf of the Company prior to the date of his termination.

     "Cause" means Halleen's (a) conviction of, or plea of nolo contendere to a felony; (b) theft or embezzlement, or attempted theft or embezzlement, of money or property or assets of the Company or any of its affiliates; (c) use of illegal drugs; (d) material breach of this Agreement; (e) commission of any act or acts of moral turpitude in violation of Company policy; (f) gross negligence or willful misconduct in the performance of his duties; or (g) breach of any fiduciary duty owed to the Company, including, without limitation, engaging in directly competitive acts while employed by the Company.

     6.5. By the Company. The Company may terminate Halleen's employment on written notice to Halleen at any time. If Halleen's employment is terminated by the Company, other than for Cause, Halleen shall be entitled to receive:

          6.5.1. the unpaid portion of his base salary for the remaining portion of the term of employment (but not for more than 12 months), payable on the Company's regular pay schedule; and

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

          6.5.2. accrued vacation pay and reimbursement for reasonable reimbursable expenses incurred on behalf of the Company prior to the date of termination; and

          6.5.3. severance pay equal to his base salary plus his bonuses earned from the Company for the year preceding the year of termination.

     6.6. By Death or Disability. If Halleen's employment is terminated due to his death or permanent disability, Halleen shall be entitled to severance pay in accordance with the provisions of 6.5.2 and 6.5.3 above. In addition, if Halleen's spouse is then living, for the remainder of such spouse's life the Company shall continue to provide health coverage for Halleen's spouse and dependent children in accordance with the Company's health plans made generally available to employees of the Company, without cost to Halleen's spouse.
Nothing in this Agreement shall affect Halleen's right to receive death benefit payments under any policy of insurance carried by the Company and payable to Halleen or his designated beneficiary.

     6.7. Retirement. Halleen agrees that, in any event, his employment shall terminate automatically on his sixty-fifth birthday. If his employment is terminated pursuant to this Section 6.7., Halleen shall be entitled to:

          6.7.1. accrued vacation pay and reimbursement for reasonable expenses incurred on behalf of the Company prior to the date of termination, and

          6.7.2. in addition, Halleen shall be entitled to participate in the Company's health plan for retirees.

     7. Change in Control. In the event of a Change in Control, provided Halleen is either (a) still employed by the Company 6 months after the date of the Change in Control, or (b) has been terminated by the Company during that 6-month period other than for Cause, Halleen shall be entitled to resign before the first anniversary of the Change in Control. Upon termination of his employment after a Change in Control, except by Halleen's resignation within six months after the Change in Control or by the Company for Cause, Halleen shall be entitled to:

          7.1. accrued vacation pay and reimbursement for reasonable reimbursable expenses incurred on behalf of the Company prior to the date of termination; and

          7.2. severance pay equal to his base salary plus his bonuses earned from the Company for the year preceding the year in which the Change in Control occurs, payable in equal installments on the Company's regular pay schedule commencing within 30 days after termination of Halleen's employment and continuing for 12 months.

     "Change in Control" shall mean a change in control of a nature that would be required to be reported in responses to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended and presently in force (the "Exchange Act"); provided that, without limitation, a Change in Control shall be deemed to have occurred if (a) any

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Person becomes the "beneficial owner" (as defined in Rule 13d-3 under the
Exchange Act), directly or indirectly, of securities of United Stationers Inc. representing thirty percent (30%) or more of the combined voting power of United Stationers Inc.'s then outstanding equity having the power to seat the Board generally, or (b) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by United Stationers Inc.'s stockholders, of any new director was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of the period.

     8. Stay Bonus. In addition to the payments to which Halleen may be entitled pursuant to Section 6 or 7 above, Halleen shall also be entitled to receive the remasining balance of his Stay Bonus and the medical benefits to which he is entitled under the United Stationers Inc. Employee Benefits Trust dated March 22, 1995.

     9. Medical Benefits. The Company makes the following covenants to Halleen with respect to Halleen's medical benefits ("Medical Benefits"):

          9.1 In the event the United Stationers Medical Plan ("Plan") remains in effect and Halleen's employment with the Company terminates for any reason, Halleen (and Halleen's covered dependents at the time of such termination of employment) shall be entitled to continue to participate in the Plan until Halleen attains age sixty-five (65), and Halleen's spouse shall be entitled to continue to participate, in her own right, in the Plan until Halleen's spouse attains age sixty-five (65), under the same terms and conditions applicable to persons who are provided coverage as active employees under the Plan; provided, however, that a minimum $1,000,000 Comprehensive Medical Lifetime Maximum Payment shall remain applicable to Halleen (and Halleen's covered dependents at the time of the termination of employment).

          9.2 In the event of the termination of the Plan or any cessation of coverage under the Plan not occurring in accordance with the terms of the Plan as in effect on September 1, 1995 (the date any such event first occurs being referred to as the 'Coverage Cessation Date'), Halleen shall be entitled to and the Company shall pay to Halleen THREE THOUSAND SEVENTY DOLLARS ($3,070.00) per month for the period commencing on the first day of the month following the month in which the Coverage Cessation Date occurs and ending on the first to occur of:

               (i) the later of the date Halleen or Halleen's spouse attains age sixty-five (65);

               (ii) in the event of the death of Halleen, the date the spouse of Halleen attains age sixty-five (65);

               (iii) the end of the eighteen (18) month period commencing on the Coverage Cessation Date; or

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               (iv)   March 30, 1998.

          9.3 After the Coverage Cessation Date, the Company shall pay claims or reimburse expenses for those medical expenses which are considered deductible under section 213 of the Code or any successor provision, (without regard to any applicable threshold for deductibility) to Halleen, subject to the following terms and conditions:

               (i) Halleen (or any of Halleen's covered dependents as of the Coverage Cessation Date) if covered by a medical plan maintained by Halleen's then current employer or a medical plan maintained by the employer of the spouse of Halleen, has exceeded the lifetime maximum benefit provided in such plan;

               (ii) payment of medical expenses or reimbursement for such claims under this subsection 9.3 shall not in the aggregate exceed the lesser of the following amounts:

                     (a) a maximum of $300,000 for Halleen and all dependents (on an aggregate basis) of Halleen as of the Coverage Cessation Date; or

                     (b) the amount by which $700,000 exceeds the aggregate amount of all medical claims under this subsection 9.3 for the group of employees referred to as "Contract Officers" under the Plan (including all covered dependents of such Contract Officers as of the Coverage Cessation Date) prior to the date of the requested payment by the Contract Officer; and

               (iii) reimbursement for such claims under this subsection 9.3 shall be made for the period commencing on the Coverage Cessation Date and ending on the first to occur of:

                     (a) the later of the date Halleen or Halleen's spouse attains age sixty-five;

                     (b) in the event of the death of Halleen, the date the spouse of Halleen attains age sixty-five (65);

                     (c) the end of the eighteen (18) month period commencing on the Coverage Cessation Date; or

                     (d)  March 30, 1998.

     The coverage provided under this Section 9.3 shall be separate and in addition to the coverage provided under Section 9.2 above.

          9.4 In addition, if Halleen is or becomes an eligible retired officer in accordance with the definition of a "retired officer" contained in the Company's Officer Medical Expense Reimbursement Policy (presently LD-3) ("Policy"), or a similar policy, Halleen shall be entitled to the medical expense reimbursement benefits thereof whether or not the Policy is later modified or revoked.

     10.  Miscellaneous.

          10.1. All notices hereunder shall be given in writing and sent to the party for whom such is intended by hand delivery or United States certified or registered mail, return receipt requested, postage prepaid, or overnight courier service, addressed to the party for whom intended at the following respective addresses:


                If to the Company:
                                       United Stationers Supply Co.
                                       2200 E. Golf Road
                                       Des Plaines, IL 60016
                                       Attn: President

                If to Halleen:         636 S. Mallard Drive
                                       Palatine, IL 60067


     or to such other persons and/or at such other addresses as may be designated by written notice served in accordance with the provisions hereof. Such notices shall be deemed to have been served, if hand delivered, on the day delivered, and if mailed, on the third day following the date deposited in the mail. Urgent notices shall be given by Telex or cable to the same addresses and confirmed by mail as provided above. All notices sent by Telex or cable shall be deemed to have been served upon receipt of the Telex or cable, but only if in fact confirmed by mail promptly after dispatch of the Telex or cable.

          10.2. This Agreement and all rights and benefits hereunder are personal to Halleen and neither this Agreement nor any right or interest of Halleen herein, or arising hereunder, shall be voluntarily or involuntarily sold, transferred or assigned by Halleen. Any attempt by Halleen to assign, execute, attach, transfer, pledge, hypothecate or otherwise dispose of any such benefits or amounts or any rights or interests contrary to the foregoing provisions, or the levy or attachment or similar process thereupon, shall be null and void and of no effect and shall relieve the Company of all liabilities hereunder. This Agreement and all of the Company's right and obligations hereunder may be assigned and/or delegated, as the case may be, without Halleen's consent, to any entity which merges with the Company or which acquires substantially all of the assets of the Company and which agrees to be bound hereby. The enforceability of Halleen's rights under the Agreement shall not be affected by any assignment or merger.

          10.3. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, personal representatives, successors and permitted assigns.

          10.4. This Agreement constitutes the entire agreement between the parties and contains all the agreements between such parties with respect to the subject matter hereof. This Agreement supersedes all other agreements, oral or in writing, between the parties with respect to the subject matter hereof.

          10.5. No change or modification of this Agreement shall be valid unless the same shall be approved by the Board and in writing and signed by Halleen and an authorized representative of the Company other than Halleen. No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the person or party to be charged.

          10.6. If any provisions of this Agreement (or portions thereof) shall, for any reason, be invalid or unenforceable, such provisions (or portions thereof) shall be ineffective only to the extent of such invalidity or unenforceability, and the remaining provisions or portions shall nevertheless be valid, enforceable and of full force and effect.

          10.7. The Section or paragraph headings or titles are for convenience only and shall not be deemed a part of this Agreement.

          10.8. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute a single instrument.

          10.9. If Halleen or his estate or designee prevails in any action to enforce their rights under this Agreement, they shall be entitled to receive their attorneys' fees, costs and expenses incurred in enforcing their rights under this Agreement, as well as interest at the Prime Rate as publicly announced by The Northern Trust Company from time to time on the amount of the judgment from the date of demand for payment hereunder through the date of receipt of the amount of the judgment.


     11. Arbitration. Each of the undersigned hereby agrees that any controversy or claim arising out of or relating to this Agreement, or the breach thereof, including but not limited to any claims of discrimination and wrongful termination, will be submitted for arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof.

                                     UNITED STATIONERS SUPPLY CO.,
                                     an Illinois corporation


ATTEST:_______________________       By:___________________________
          Daniel H. Bushell             Tom Sturgess
          Secretary                     Chairman of the Board and
                                        Chief Executive Officer



                                     ______________________________
                                         Otis H. Halleen

                                   EXHIBIT A
                            TO EMPLOYMENT AGREEMENT
                                OTIS H. HALLEEN

     The following are benefit plans, programs and policies in which Halleen is entitled to participate as of November 1, 1995:

          United Stationers Supply Co. Pension Plan

          United Stationers Inc. Profit Sharing PluSavings Plan

          United Stationers Inc. Flexible Spending Plan

          United Stationers Management Incentive Plan

          United Stationers Inc. Management Equity Plan

          United Group Medical and Dental Benefit Plans

          Retiree Health Plan

          Annual physical exam at Company expense

          Group Term Life Insurance - 2 1/2 times base salary

          Travel and Accident Insurance - $300,000

          Split Dollar Life Insurance

          Disability Insurance in accordance with insurance policy

          Club and Association Dues - in accordance with Company Policy

          Financial and Tax Consulting - and tax return preparation, in accordance with Company Policy

          Officer Indemnification and Insurance - D&O insurance is provided on a claims-made basis; and Restated Certificate of Incorporation, and Delaware and Illinois law provide indemnification of officers and directors

          Other - Vacations in accordance with Company Policy; other benefits that may from time to time be made available to employees generally

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